UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2018

Applied BioSciences Corp.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55523

(Commission File Number)

81-1699502

(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 1000

Beverly Hills, California 90212

(Address of principal executive offices)(Zip Code)

(310) 356-7374

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2018 Applied BioSciences Corp., a Nevada corporation (the “Company”), announced that the board of directors of the Company appointed John James “JJ” Southard as Secretary and Treasurer of the Company effective September 17, 2018. Concurrent with the appointment of Mr. Southard, John Brady resigned as our Secretary and Treasurer, but remains as a director of the Company.

Since 2011, Mr. Southard, age 41, has served as the Chief Executive Officer of Sand Gallery, Inc., a glass-blowing studio and art gallery, located in Steamboat Springs, Colorado, and founded by Mr. Southard. From 2008 until 2011, Mr. Southard founded and served as Chief Executive Officer of Natural Choice Co-Op, LLC, a cannabis dispensary located in Steamboat Springs, Colorado. In 2000, Mr. Southard obtained a Bachelor of Arts (Psychology) from University of Wyoming.

Mr. Southard has entered into an Indemnification Agreement, dated September 21, 2018, with the Company, pursuant to which the Company has agreed to indemnify Mr. Southard for claims against him that may arise in connection with the performance of his duties as Secretary and Treasurer of the Company.

Mr. Southard does not have any other agreement, arrangement or understanding with the Company in connection with being appointed Secretary and Treasurer.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description

10.1	Indemnification Agreement by and between Applied BioSciences Corp. and John James “JJ” Southard, dated September 21, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied BioSciences Corp.

Date: September 21, 2018	By:	/s/ Chris Bridges
	Name:	Chris Bridges
	Title:	President

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